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                               NATIONSRENT, INC.
                                  SUBSIDIARIES
                             (AS OF MARCH 23, 2000)

NRGP, Inc., a Delaware corporation

NationsRent West, Inc., a Delaware corporation

Logan Equipment Corp., a Delaware corporation

NationsRent USA, Inc., a Delaware corporation

NationsRent Transportation Services, Inc., a Delaware corporation

NR Delaware, Inc., a Delaware corporation

NationsRent of Texas, LP, a Delaware limited partnership

NationsRent of Indiana, LP, a Delaware limited partnership

NR Dealer, Inc., a Delaware corporation

NR Franchise Company, a Delaware corporation

BDK Equipment Company, Inc., a California corporation

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